Exhibit 10.15

PENNYMAC MORTGAGE INVESTMENT TRUST

2009 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT

AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”), effective as of             , 2016 (the “Grant Date”), is made by and between PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), and             (the “Grantee”).

WHEREAS, the Trust has adopted the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (the “Plan”), pursuant to which the Trust may grant awards representing the right to receive Shares or cash after the lapse of such forfeiture restrictions and the satisfaction of such performance goals as may be determined by the Board (such rights hereinafter referred to as “Performance Share Units”);

WHEREAS, the Grantee is providing bona fide services to the Trust on the date of this Agreement;

WHEREAS, the Trust desires to grant to the Grantee the number of Performance Share Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and mutual agreement herein contained, the parties hereto agree as follows:

Section 1. Grant of Performance Share Unit Award

(a) Grant of Performance Share Units. The Trust hereby grants to the Grantee             Performance Share Units (or such greater or lesser amount as may result based on the application of the performance vesting provisions in Appendix A) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Trust shall establish a book account in the Grantee’s name with respect to the Award granted hereby.

(b) Incorporation of Plan. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with all provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon the Grantee and his legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Performance Share Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Restrictions. The Performance Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(b). The Board may in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(b). The period from the date of grant of a Performance Share Unit to the date it becomes vested and payable shall be referred to herein as the “Restricted Period.”

(b) Lapse of Restriction. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse with respect to up to thirty-three and one-third percent (33-1/3%) of the Performance Share Units granted hereunder (as set forth on Appendix A attached hereto) on each of the first three anniversaries of the Grant Date, to the extent that the Trust has satisfied the relevant performance goals, and provided that the Grantee is providing services to the Trust or an Affiliate as of the relevant date.

(c) Form of Payment. Each Performance Share Unit granted hereunder shall represent the right to receive one Share upon the date on which the restrictions applicable to such Performance Share Unit lapse.

(d) Distribution Equivalents. The Performance Share Units held by the Grantee on a distribution payment date will not be credited with distribution equivalents at such time as distributions, whether in the form of cash, Shares or other property, are paid with respect to the Shares. However, if the performance goals set forth on Appendix A cease to apply to the vesting of any of the Performance Share Units as provided in clause (ii) of the last sentence of Section 2(g), below, then, from and after such cessation, any such Performance Share Units held by the Grantee on a distribution payment date will be credited with distribution equivalents at such time as distributions, whether in the form of cash, Shares or other property, are paid with respect to the Shares. Any such distribution equivalents shall be paid on the distribution payment date to the Grantee as though such Performance Share Units were outstanding Shares.

(e) Issuance of Certificate. Upon any lapse of restrictions relating to the Performance Share Units, the Trust shall issue to the Grantee or the Grantee’s personal representative a share certificate representing such Shares.

(f) Termination of Service. In the event that the Grantee’s service with the Trust and its Affiliates is terminated prior to the lapsing of restrictions with respect to any portion of the Performance Share Unit Award granted hereunder, such portion of the Award held by the Grantee shall become free of such restrictions or be forfeited as follows:

(i) If such termination of service is (1) because of the Grantee’s death or Permanent disability or (2) due to a termination of the Grantee’s services by the Trust or one of its Affiliates (other than for Cause), any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions; and

(ii) If such termination of service is for any reason (including without limitation a voluntary termination of service by the Grantee) other than as provided in clause (i) above, and Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service be immediately forfeited.

Performance Share Units forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Trust without payment of any consideration by the Trust, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Performance Share Units.

(g) Change in Control. Notwithstanding Section 8(b) of the Plan, the Performance Share Unit Award granted hereunder shall not become free of restrictions solely upon the occurrence of a Change in Control; however, if the Grantee’s service is terminated by the Trust and its Affiliates for any reason (other than for Cause) as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions. In addition, if the Shares cease to be readily tradable on an established securities market or exchange as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such Change in Control become fully vested and free of such transfer restrictions. If the Shares will continue to be readily tradable on an established securities market or exchange following a Change in Control, and if a pro rata portion of any of the performance goals set forth on Appendix A have been satisfied with respect to any of the outstanding Performance Share Units granted hereunder as of the effective date of such Change in Control, as determined by the Board in its sole discretion, then a corresponding pro rata portion of such Performance Share Units shall become free of restrictions as of such Change in Control. With respect to all other Performance Share Units outstanding following such Change in Control, (i) if the Board, in its sole discretion, can determine comparable new performance goals based upon the business of the acquiring or surviving entity, then Appendix A shall thereupon be revised to incorporate such new performance goals, and (ii) if the Board, in its sole discretion, cannot determine comparable new performance goals, then Appendix A shall thereupon no longer be applicable, and the restrictions on transfer set forth in Section 2(a) shall thereafter lapse with respect to such Performance Share Units, which shall become fully vested and free of such transfer restrictions based solely upon the Grantee continuing to provide services to the Trust or an Affiliate.

(h) Income Taxes. The Grantee shall pay to the Trust promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Performance Share Units, an amount equal to the taxes the Trust determines it is required to withhold under applicable tax laws with respect to the Performance Share Units. Such payment shall be made in the form of cash, Shares already owned by the Grantee, Shares otherwise then currently issuable under this Agreement, or in a combination of such methods.

Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, Acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Trust to the Secretary of the Trust at the principal office of the Trust and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Trust or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

(b) No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer Upon the Grantee any right to continue in the service of the Trust or any subsidiary or Affiliate of the Trust or shall interfere with or restrict in any way the right of the Trust, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(c) Bound by Plan. By signing this Agreement, the Grantee acknowledges receipt of a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Trust, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provisions. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

(g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h) Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretations or construction, and shall not constitute a part of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Recipient and the Company have entered into this Award Agreement as of the Grant Date.

PENNYMAC MORTGAGE INVESTMENT TRUST

Chief Administrative and Legal Officer and
Secretary

Appendix A

Performance Goals

1. On each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), Return on Equity (“ROE”) will be determined for the fiscal year of the Company that ended immediately before such Vesting Date (i.e., the fiscal year ending in 2016, 2017 or 2018, as applicable). ROE is expressed as a percentage and is calculated by dividing net income by average total shareholders’ equity. Average total shareholders’ equity is determined by calculating the sum of shareholders’ equity as of the beginning of the year and as of the end of each month during the year, and dividing by thirteen.

2. If ROE for a fiscal year is less than 8.0%, no portion of the Performance Share Units granted hereunder will become vested on such Vesting Date.

3. If ROE for a fiscal year is 8.0%, 50% of the Performance Share Units granted hereunder that are eligible to become vested on such Vesting Date will become vested.

4. If ROE for a fiscal year is 10.0%, 100% of the Performance Share Units granted hereunder that are eligible to become vested on such Vesting Date will become vested.

5. If ROE for a fiscal year is 12.0% or more, a number of Performance Share Units equal to 150% of the Performance Share Units granted hereunder that are eligible to become vested on such Vesting Date will become vested, as if such number of Performance Share Units had been granted initially hereunder.

6. The formula will be applied on a sliding scale between the 50% and 150% payout levels.

7. For purposes of the foregoing, each fiscal year of the Company shall stand on its own and there shall be no catch up or claw-back based on subsequent year’s performance/results.